Exhibit 99.1

Greif Reports Fiscal First Quarter 2026 Results
DELAWARE, Ohio (January 27, 2026) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced fiscal first quarter 2026 results.
On June 30, 2025, we entered into a definitive agreement to divest our containerboard business, including our CorrChoice sheet feeder system (the “Containerboard Business”), in an all-cash transaction for $1.8 billion to Packaging Corporation of America. The transaction closed as of August 31, 2025. As a result, the Containerboard Business was presented as discontinued operations beginning in the third quarter of 2025. Unless otherwise noted, the discussions and disclosure tables throughout this press release relate only to our continuing operations.
Effective October 1, 2025, our Integrated Solutions reportable segment was renamed Innovative Closure Solutions. Additionally, activities related to the purchase and sale of recycled fiber and the production and sale of adhesives used in paperboard products, which were previously reported within the Integrated Solutions reportable segment, are now reported within the Sustainable Fiber Solutions reportable segment. Likewise, activities related to production and sale of complimentary packaging products and services such as paints, linings and filling that are used in or relate to our steel products and were previously reported within the Integrated Solutions reportable segment, are now reported within the Durable Metal Solutions reportable segment.
Fiscal First Quarter 2026 Financial Highlights:
(all current period results are compared to the first quarter of 2025 and both periods reflect only continuing operations unless otherwise noted)
•Net income increased to $176.6 million or $3.00 per diluted Class A share compared to net income of $6.6 million or $0.13 per diluted Class A share.
•Net income, excluding the impact of adjustments(1), increased 146.3% to $26.6 million or $0.48 per diluted Class A share compared to net income, excluding the impact of adjustments, of $10.8 million or $0.20 per diluted Class A share. This increase is largely attributed to our substantial cost optimization progress in manufacturing cost management and SG&A cost reductions, ending the quarter with $65.0 million of run-rate cost optimization towards out total commitment of $120.0 million.
•Adjusted EBITDA(2) increased 24.0% to $122.5 million compared to Adjusted EBITDA of $98.8 million.
•Net cash provided by operating activities decreased by $41.0 million to a use of $24.4 million. Adjusted free cash flow(3) decreased by $17.7 million to a use of $41.0 million. Adjusted free cash flow in the prior year includes contribution from the Containerboard Business and thus is not directly comparable to current year results.
•Total debt of $944.0 million decreased by $1,896.2 million primarily due to repayment of debt of approximately $1,864.0 million from the sales of the Containerboard Business and the timberlands business. Net debt(4) decreased by $1,938.6 million to $700.5 million. Our leverage ratio(5) decreased to 1.2x from 3.6x in the prior year quarter.
Strategic Actions and Announcements
•Achieved $65.0 million of run-rate cost optimization by the end of first quarter of fiscal 2026, increased from the $50.0 million reported as of the end of the fourth quarter of fiscal 2025. The incremental $15.0 million is primarily due to SG&A savings related to actions taken early in fiscal 2026, which are already incorporated in our fiscal 2026 guidance.
•During first quarter of fiscal 2026, completed approximately $130.0 million of share repurchases under our existing $150.0 million share repurchase plan, repurchasing approximately 1.8 million shares of Class A and 0.1 million shares of Class B.
•During first quarter of fiscal 2026, obtained Board of Directors authorization for an additional $300.0 million of future share repurchases, which we intend to utilize in a disciplined, ongoing manner, targeting up to approximately 2% of outstanding shares annually beyond our current repurchase plans.

•Reaffirming low-end guidance of $630.0 million Adjusted EBITDA and $315.0 million Adjusted Free Cash Flow for fiscal 2026, reflecting strong first quarter execution and confidence in our previously communicated assumptions. (See “Company Outlook” below)
Commentary from CEO Ole Rosgaard
“Greif entered fiscal 2026 with strong momentum,” said Ole Rosgaard, President and CEO of Greif Inc. “We delivered a 24.0 percent year-over-year increase in Adjusted EBITDA, expanded margins across the business, and executed meaningful cost reductions, all in a muted demand environment. At the same time, we reduced leverage to 1.2x while returning approximately $130.0 million to shareholders through disciplined share repurchases. This performance underscores the strength of our portfolio, the effectiveness of our operating model, and our ability to convert execution into results. Our strategy is working, and we are positioned to continue delivering durable earnings and cash flow improvement.”

(1)    Adjustments that are excluded from net income and from earnings per diluted Class A share are acquisition and integration related costs, restructuring and other charges, non-cash asset impairment charges, non-cash pension settlement charges, (gain) loss on disposal of properties, plants and equipment, net, (gain) loss on disposal of businesses, net, and other costs.
(2)     Adjusted EBITDA is defined as net income, plus interest expense, net, plus non-cash pension settlement charges, plus other (income) expense, net, plus income tax (benefit) expense, plus depreciation, depletion and amortization expense, plus acquisition and integration related costs, plus restructuring and other charges, plus non-cash asset impairment charges, plus (gain) loss on disposal of properties, plants and equipment, net, plus (gain) loss on disposal of businesses, net, plus other costs.
(3)    Adjusted free cash flow is defined as net cash provided by operating activities, less cash paid for purchases of properties, plants and equipment, plus cash paid for acquisition and integration related costs, plus cash paid for integration related Enterprise Resource Planning (ERP) systems and equipment, plus cash paid for taxes related to Containerboard Business divestment, plus cash paid for other nonrecurring costs. The cash flows from Containerboard Business have not been segregated and are included within the adjusted free cash flow for comparative period.
(4)    Net debt is defined as total debt less cash and cash equivalents.
(5)    Leverage ratio for the periods indicated is defined as adjusted net debt divided by trailing twelve month EBITDA, each as calculated under the terms of the Company's Second Amended and Restated Credit Agreement dated as of March 1, 2022, filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2022 (the "2022 Credit Agreement"). As calculated under the 2022 Credit Agreement, adjusted net debt was $668.4 million and $2,558.4 as of December 31, 2025 and January 31, 2025 respectively, and trailing twelve month credit agreement EBITDA was $573.7 million and $705.7 as of December 31, 2025 and January 31, 2025, respectively.
Note: A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release. These non-GAAP financial measures are intended to supplement, and should be read together with, our financial results. They should not be considered an alternative or substitute for, and should not be considered superior to, our reported financial results. Accordingly, users of this financial information should not place undue reliance on these non-GAAP financial measures.

Fiscal First Quarter 2026 Segment Results:
(all current period results are compared to the first quarter of 2025 and both periods reflect only continuing operations unless otherwise noted)
Net sales are impacted mainly by the volume of products sold, selling prices and product mix, and the impact of changes in foreign currencies against the U.S. Dollar. The table below shows the percentage impact of each of these items on net sales for our primary products for the fiscal first quarter of 2026 as compared to the prior year quarter for the business segments indicated.

Net Sales Impact	Customized Polymer Solutions	Durable Metal Solutions	Sustainable Fiber Solutions	Innovative Closure Solutions
Currency Translation	4.5%	6.4%	—%	4.7%
Volume	(0.9)%	(5.2)%	(7.4)%	(9.8)%
Selling Prices and Product Mix	—%	(1.5)%	0.9%	7.7%
Total Impact	3.6%	(0.3)%	(6.5)%	2.6%
Customized Polymer Solutions
Net sales increased by $10.7 million to $305.1 million primarily due to $13.3 million of positive foreign currency translation impacts, partially offset by lower volumes.
Gross profit decreased by $0.8 million to $57.8 million. The decrease in gross profit was primarily due to higher manufacturing costs and higher depreciation expense, partially offset by the same factors that impacted net sales.
Operating profit increased by $1.4 million to $2.5 million primarily due to lower integration costs from prior acquisitions and lower SG&A expenses, partially offset by the same factors that impacted gross profit.
Adjusted EBITDA increased by $7.0 million to $35.5 million primarily due to the same factors that impacted net sales and lower SG&A expenses, partially offset by higher manufacturing costs.
Durable Metal Solutions
Net sales decreased by $1.1 million to $354.8 million primarily due to $18.6 million attributable to lower volumes, lower average selling prices and partially offset by $22.8 million positive foreign currency translation impacts.
Gross profit increased by $1.7 million to $70.7 million. The increase in gross profit was primarily due to lower raw material purchases, partially offset by the same factors that impacted net sales.
Operating profit increased by $2.4 million to $32.9 million primarily due to the same factors that impacted gross profit.
Adjusted EBITDA increased by $9.0 million to $45.8 million primarily due to the same factors that impacted gross profit and lower SG&A expenses.
Sustainable Fiber Solutions
Net sales decreased by $32.1 million to $311.9 million primarily due to $24.7 million attributable to lower volumes.
Gross profit increased by $0.9 million to $65.2 million. The increase in gross profit was primarily due to lower raw material costs and purchases, partially offset by the same factors that impacted net sales.
Operating profit increased by $217.4 million to $218.5 million primarily due to a $216.2 million gain from the sale of our timberlands business, during the first quarter of 2026.
Adjusted EBITDA increased by $7.1 million to $36.6 million primarily due to lower SG&A expenses and the same factors that impacted gross profit.
Innovative Closure Solutions
Net sales increased by $0.6 million to $23.0 million primarily due to higher average selling prices and positive foreign currency translation impact, partially offset by lower volumes.

Gross profit increased by $1.4 million to $8.9 million. The increase in gross profit was primarily due to lower raw material purchases and the same factors that impacted net sales.
Operating profit increased by $1.3 million to $2.7 million primarily due to the same factors that impacted gross profit.
Adjusted EBITDA increased by $0.6 million to $4.6 million primarily due to the same factors that impacted gross profit.
Tax Summary
During the first quarter, we recorded an income tax rate of 24.4 percent and a tax rate excluding the impact of adjustments of 31.7 percent. Calculating income tax expense during interim periods frequently causes fluctuations in our quarterly effective tax rates. For fiscal 2026, we expect our tax rate to range between 26.0 to 30.0 percent and our tax rate excluding adjustments to range between 28.0 to 32.0 percent.

Company Outlook
Our markets have now experienced a multi-year period of industrial contraction, and we have not identified any compelling demand inflection on the horizon. While we believe we are well positioned for an eventual recovery of the industrial economy, at this time we believe it is appropriate to continue to provide only low-end guidance based on the continuing demand trends reflected in the past year, current price/cost factors, other identifiable discrete items, some of which we will discuss during our first quarter earnings release call. Call-in details are provided below.

(in millions)	Fiscal 2026 Low-End Guidance Estimate Reported at Q1
Adjusted EBITDA	$630
Adjusted free cash flow	$315
Note: Our fiscal 2026 low-end guidance estimates of Adjusted EBITDA and Adjusted free cash flow and our estimated tax rate and tax rate excluding the impact of adjustments contain forward-looking statements and actual results may differ materially as a result of known and unknown uncertainties and risks, including those set forth below under the heading “Forward-Looking Statements.” In addition, these forward-looking non-GAAP financial measures are presented on a non-GAAP basis without reconciliations to their most directly comparable GAAP financial measures, forecasted net income in the case of Adjusted EBITDA and forecasted net cash provided by operating activities in the case of Adjusted free cash flow, due to the inherent difficulty in projecting and quantifying the various adjusting items necessary for such reconciliations, such as gains or losses on the disposal of businesses or properties, plants and equipment, non-cash asset impairment charges due to unanticipated changes in the business, restructuring related activities, acquisition and integration related costs, debt extinguishment costs, stock-based compensation expense, amortization and depreciation expense, merger and acquisition activity, and other costs that have not yet occurred, are out of our control, or cannot be reasonably predicted. Accordingly, reconciliations of our guidance for Adjusted EBITDA and Adjusted free cash flow are not available without unreasonable effort.
Conference Call
The Company will host a conference call to discuss first quarter 2026 results on January 28, 2026, at 8:30 a.m. Eastern Time (ET). Participants may access the call using the following online registration link: https://register-conf.media-server.com/register/BI75e0cdd033364f749804ee646af8c6e7. Registrants will receive a confirmation email containing dial in details and a unique conference call code for entry. Phone lines will open at 8:00 a.m. ET on January 28, 2026. A digital replay of the conference call will be available two hours following the call on the Company’s web site at http://investor.greif.com.
Investor Relations contact information
Bill D’Onofrio, Vice President, Corporate Development & Investor Relations, 614-499-7233. Bill.Donofrio@greif.com
About Greif
Founded in 1877, Greif is a global leader in performance packaging located in 35 countries. The company delivers trusted, innovative, and tailored solutions that support some of the world’s most demanding and fastest-growing industries. With a commitment to legendary customer service, operational excellence, and global sustainability, Greif packages life’s essentials – and creates lasting value for its colleagues, customers, and other stakeholders. Learn more about the company’s Customized Polymer, Sustainable Fiber, Durable Metal, and Innovative Closure Solutions at www.greif.com and follow Greif on Instagram and LinkedIn.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “aspiration,” “objective,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof and similar expressions, among others, identify forward-looking statements. All forward-looking statements are based on assumptions, expectations and other information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Such forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied.
Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) historically, our business has been sensitive to changes in general economic or business conditions, (ii) our global operations subject us to political risks, instability and currency exchange that could adversely affect our results of operations, (iii) the current and future challenging global economy and disruption and volatility of the financial and credit markets may adversely affect our business and our access to financing and could delay or otherwise disrupt our share repurchase plan, (iv) the continuing consolidation of our customer base and suppliers may intensify pricing pressure, (v) we operate in highly competitive industries, (vi) our business is sensitive to changes in industry demands and customer preferences, (vii) raw material shortages, price fluctuations, global supply chain disruptions and high inflation may adversely impact our results of operations, (viii) energy and transportation price fluctuations and shortages may adversely impact our manufacturing operations and costs, (ix) we may encounter difficulties or liabilities arising from acquisitions or divestitures, (x) we may incur additional rationalization costs and product dispositions and there is no guarantee that our efforts to reduce costs will be successful, (xi) several operations are conducted by joint ventures that we cannot operate solely for our benefit, (xii) certain of the agreements that govern our joint ventures provide our partners with put or call options, (xiii) our ability to attract, develop and retain talented and qualified employees, managers and executives is critical to our success, (xiv) our business may be adversely impacted by work stoppages and other labor relations matters, (xv) we may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage and general insurance premium and deductible increases, (xvi) our business depends on the uninterrupted operations of our facilities, systems and business functions, including our information technology (“IT”) and other business systems, (xvii) a cyber-attack, security breach of customer, employee, supplier or company information and data privacy risks and costs of compliance with new regulations may have a material adverse effect on our business, financial condition, results of operations and cash flows, (xviii) we have in the past been and in the future could be subject to changes in our tax rates, the adoption of new U.S. or foreign tax legislation or exposure to additional tax liabilities, (xix) we have a significant amount of goodwill and long-lived assets which, if impaired in the future, would adversely impact our results of operations, (xx) changing climate, global climate change regulations and greenhouse gas effects may adversely affect our operations and financial performance, (xxi) we may be unable to achieve our greenhouse gas emission reduction target by 2030, (xxii) legislation/regulation related to environmental and health and safety matters could negatively impact our operations and financial performance, (xxiii) product liability claims and other legal proceedings could adversely affect our operations and financial performance, and (xxiv) we may incur fines or penalties, damage to our reputation or other adverse consequences if our employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws.
The risks described above are not all-inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause our actual results to differ materially from those forecasted, projected or anticipated, see “Risk Factors” in Part I, Item 1A of our most recently filed Form 10-K and our other filings with the Securities and Exchange Commission.
All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	Three months ended December 31,
(in millions, except per share amounts)	2025	2024
Net sales	$994.8	$1,016.7
Cost of products sold	792.2	817.3
Gross profit	202.6	199.4
Selling, general and administrative expenses	146.1	160.2
Acquisition and integration related costs	0.7	2.8
Restructuring and other charges	14.2	3.3
Non-cash asset impairment charges	0.2	0.3
(Gain) loss on disposal of properties, plants and equipment, net	(215.7)	(2.4)
(Gain) loss on disposal of businesses, net	0.5	1.1
Operating profit	256.6	34.1
Interest expense, net	9.7	15.9
Non-cash pension settlement charges	0.9	—
Other (income) expense, net	4.4	0.9
Income from continuing operations before income tax (benefit) expense and equity earnings of unconsolidated affiliates, net	241.6	17.3
Income tax (benefit) expense	58.9	6.8
Equity earnings of unconsolidated affiliates, net of tax	(0.2)	(0.8)
Net income from continuing operations	182.9	11.3
Net income (loss) from discontinued operations, net of tax	(2.0)	15.4
Net income	180.9	26.7
Net income attributable to noncontrolling interests	(6.3)	(4.7)
Net income attributable to Greif, Inc.	$174.6	$22.0
Basic earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock (continued operations) - basic	$3.07	$0.11
Class A common stock (discontinued operations) - basic	$(0.03)	$0.27
Earnings per Class A common stock - basic	$3.04	$0.38
Class B common stock (continued operations) - basic	$4.60	$0.17
Class B common stock (discontinued operations) - basic	$(0.05)	$0.40
Earnings per Class B common stock - basic	$4.55	$0.57
Diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock (continued operations) - diluted	$3.00	$0.13
Class A common stock (discontinued operations) - diluted	$(0.03)	$0.26
Earnings per Class A common stock - diluted	$2.97	$0.39
Class B common stock (continued operations) - diluted	$4.60	$0.17
Class B common stock (discontinued operations) - diluted	$(0.05)	$0.40
Earnings per Class B common stock - diluted	$4.55	$0.57
Shares used to calculate basic earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	25.7	25.9
Class B common stock	21.3	21.3
Shares used to calculate diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	26.5	26.3
Class B common stock	21.3	21.3

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in millions)	December 31, 2025	September 30, 2025
ASSETS
Current assets
Cash and cash equivalents	$243.5	$256.7
Trade accounts receivable	602.1	655.3
Inventories	349.4	336.8
Current assets held for sale	18.4	21.8
Other current assets	227.0	159.8
	1,440.4	1,430.4
Long-term assets
Goodwill	1,700.9	1,696.5
Intangible assets	818.6	840.9
Operating lease right-of-use assets	176.3	186.5
Noncurrent assets held for sale	—	233.5
Other long-term assets	234.6	243.8
	2,930.4	3,201.2
Properties, plants and equipment	1,131.7	1,135.2
	$5,502.5	$5,766.8
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$402.1	$429.6
Short-term borrowings	288.9	287.7
Current portion of operating lease liabilities	41.7	43.9
Current liabilities held for sale	—	2.1
Other current liabilities	436.2	366.3
	1,168.9	1,129.6
Long-term liabilities
Long-term debt	655.1	914.8
Operating lease liabilities	135.8	143.9
Other long-term liabilities	471.1	533.8
	1,262.0	1,592.5

Redeemable noncontrolling interests	93.1	92.3
Equity
Total Greif, Inc. equity	2,941.1	2,914.9
Noncontrolling interests	37.4	37.5
Total equity	2,978.5	2,952.4
	$5,502.5	$5,766.8

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS*
UNAUDITED

	Three months ended December 31,
(in millions)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$180.9	$26.7
Depreciation, depletion and amortization	60.3	67.5
Asset impairments	0.2	0.3
Pension settlement charges	0.9	—
Deferred income tax expense (benefit)	(49.9)	(85.5)
Gain on disposal of businesses, net	3.1	1.1
Gain on disposals of properties, plants and equipment, net	(215.7)	(2.4)
Other non-cash adjustments to net income	11.5	11.4
Operating working capital changes	13.6	7.2
Increase (decrease) in cash from changes in other assets and liabilities	(29.3)	(9.7)
Net cash provided by (used in) operating activities	(24.4)	16.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of companies, net of cash acquired	—	(1.2)
Purchases of properties, plants and equipment	(33.0)	(42.7)
Proceeds from the sale of properties, plant and equipment and businesses	460.9	3.1
Payments for deferred purchase price of acquisitions	(0.6)	(1.2)
Proceeds from hedging derivatives	—	22.5
Other	—	(2.9)
Net cash provided by (used in) investing activities	427.3	(22.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) on long-term debt, net	(259.9)	50.9
Dividends paid to Greif, Inc. shareholders	(32.5)	(31.2)
Payments for share repurchases	(128.1)	—
Other	(9.2)	(13.4)
Net cash provided by (used in) financing activities	(429.7)	6.3
Effects of exchange rates on cash	13.6	(32.1)
Net increase (decrease) in cash and cash equivalents	(13.2)	(31.6)
Cash and cash equivalents, beginning of period	256.7	216.4
Cash and cash equivalents, end of period	$243.5	$184.8
*Cash flows from Containerboard Business are included in the comparative period

GREIF, INC. AND SUBSIDIARY COMPANIES
FINANCIAL HIGHLIGHTS BY SEGMENT
UNAUDITED

	Three months ended December 31,
(in millions)	2025	2024
Net sales:
Customized Polymer Solutions	$305.1	$294.4
Durable Metal Solutions	354.8	355.9
Sustainable Fiber Solutions	311.9	344.0
Innovative Closure Solutions (6)	23.0	22.4
Total net sales	$994.8	$1,016.7
Gross profit:
Customized Polymer Solutions	$57.8	$58.6
Durable Metal Solutions	70.7	69.0
Sustainable Fiber Solutions	65.2	64.3
Innovative Closure Solutions	8.9	7.5
Total gross profit	$202.6	$199.4
Operating profit:
Customized Polymer Solutions	$2.5	$1.1
Durable Metal Solutions	32.9	30.5
Sustainable Fiber Solutions	218.5	1.1
Innovative Closure Solutions	2.7	1.4
Total operating profit	$256.6	$34.1
Adjusted EBITDA(7):
Customized Polymer Solutions	$35.5	$28.5
Durable Metal Solutions	45.8	36.8
Sustainable Fiber Solutions	36.6	29.5
Innovative Closure Solutions	4.6	4.0
Total Adjusted EBITDA	$122.5	$98.8
(6) The Innovative Closure Solutions reportable segment’s total sales, including intersegment sales, was $39.4 million and $39.9 million for the first quarter of 2026 and 2025, respectively. Gross profit margin as a percentage of total sales was 22.6 percent and 18.8 percent for the first quarter of 2026 and 2025, respectively.
(7) Adjusted EBITDA is defined as net income, plus interest expense, net, plus other (income) expense, net, plus income tax (benefit) expense, plus depreciation, depletion and amortization expense, plus acquisition and integration related costs, plus restructuring and other charges, plus non-cash asset impairment charges, plus (gain) loss on disposal of properties, plants and equipment, net, plus (gain) loss on disposal of businesses, net, plus other costs.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT ADJUSTED EBITDA(8)
UNAUDITED

	Three months ended December 31, 2025
(in millions)	Customized Polymer Solutions	Durable Metal Solutions	Sustainable Fiber Solutions	Innovative Closure Solutions	Consolidated
Operating profit	2.5	32.9	218.5	2.7	256.6
Less: Equity earnings of unconsolidated affiliates, net of tax	—	—	—	(0.2)	(0.2)
Plus: Depreciation and amortization expense	27.9	7.6	23.4	1.4	60.3
Plus: Acquisition and integration related costs	0.7	—	—	—	0.7
Plus: Restructuring and other charges	2.3	3.8	8.0	0.1	14.2
Plus: Non-cash asset impairment charges	—	—	0.2	—	0.2
Plus: (Gain) loss on disposal of properties, plants and equipment, net	—	(0.1)	(215.6)	—	(215.7)
Plus: (Gain) loss on disposal of businesses, net	0.5	—	—	—	0.5
Plus: Other costs*	1.6	1.6	2.1	0.2	5.5
Adjusted EBITDA	$35.5	$45.8	$36.6	$4.6	$122.5

	Three months ended December 31, 2024
(in millions)	Customized Polymer Solutions	Durable Metal Solutions	Sustainable Fiber Solutions	Innovative Closure Solutions	Consolidated
Operating profit	1.1	30.5	1.1	1.4	34.1
Less: Equity earnings of unconsolidated affiliates, net of tax	—	—	—	(0.8)	(0.8)
Plus: Depreciation and amortization expense	23.0	7.2	26.6	1.7	58.5
Plus: Acquisition and integration related costs	2.8	—	—	—	2.8
Plus: Restructuring and other charges	1.1	0.7	1.4	0.1	3.3
Plus: Non-cash asset impairment charges	0.3	—	—	—	0.3
Plus: (Gain) loss on disposal of properties, plants and equipment, net	0.1	(2.8)	0.3	—	(2.4)
Plus: (Gain) loss on disposal of businesses, net	—	1.1	—	—	1.1
Plus: Other costs*	0.1	0.1	0.1	—	0.3
Adjusted EBITDA	$28.5	$36.8	$29.5	$4.0	$98.8
*includes fiscal year-end change costs and share-based compensation impact of disposals of businesses

(8) Adjusted EBITDA is defined as net income, plus interest expense, net, plus non-cash pension settlement charges, plus other (income) expense, net, plus income tax (benefit) expense, plus depreciation, depletion and amortization expense, plus acquisition and integration related costs, plus restructuring and other charges, plus non-cash asset impairment charges, plus (gain) loss on disposal of properties, plants and equipment, net, plus (gain) loss on disposal of businesses, net, plus other costs. However, because the Company does not calculate net income by segment, this table calculates Adjusted EBITDA by segment with reference to operating profit by segment, which, as demonstrated in the table of consolidated Adjusted EBITDA, is another method to achieve the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED ADJUSTED EBITDA
UNAUDITED

	Three months ended December 31,
(in millions)	2025	2024
Net income	$182.9	$11.3
Plus: Interest expense, net	9.7	15.9
Plus: Non-cash pension settlement charges	0.9	—
Plus: Other (income) expense, net	4.4	0.9
Plus: Income tax (benefit) expense	58.9	6.8
Plus: Equity earnings of unconsolidated affiliates, net of tax	(0.2)	(0.8)
Operating profit	$256.6	$34.1
Less: Equity earnings of unconsolidated affiliates, net of tax	(0.2)	(0.8)
Plus: Depreciation, depletion and amortization expense	60.3	58.5
Plus: Acquisition and integration related costs	0.7	2.8
Plus: Restructuring and other charges	14.2	3.3
Plus: Non-cash asset impairment charges	0.2	0.3
Plus: (Gain) loss on disposal of properties, plants and equipment, net	(215.7)	(2.4)
Plus: (Gain) loss on disposal of businesses, net	0.5	1.1
Plus: Other costs*	5.5	0.3
Adjusted EBITDA	$122.5	$98.8
*includes fiscal year-end change costs and share-based compensation impact of disposals of businesses

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
ADJUSTED FREE CASH FLOW(9)
UNAUDITED

	Three months ended December 31,
(in millions)	2025	2024
Net cash provided by (used in) operating activities	$(24.4)	$16.6
Cash paid for purchases of properties, plants and equipment	(33.0)	(42.7)
Free cash flow	$(57.4)	$(26.1)
Cash paid for acquisition and integration related costs	0.7	1.7
Cash paid for integration related ERP systems and equipment(10)	2.0	1.0
Cash paid for taxes related to Containerboard Business divestment	13.7	—
Cash paid for other nonrecurring costs(11)	—	0.1
Adjusted free cash flow	$(41.0)	$(23.3)
(9) Adjusted free cash flow is defined as net cash provided by operating activities, less cash paid for purchases of properties, plants and equipment, plus cash paid for acquisition and integration related costs, plus cash paid for integration related ERP systems and equipment, plus cash paid for taxes related to Containerboard Business divestment, plus cash paid for other nonrecurring costs. The cash flows from Containerboard Business are included within adjusted free cash flow for the comparative period.
(10) Cash paid for integration related ERP systems and equipment is defined as cash paid for ERP systems and equipment required to bring the acquired facilities to Greif’s standards.
(11) Cash paid for other nonrecurring costs is defined as cash paid for fiscal year-end change costs and cost optimization.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET INCOME, CLASS A EARNINGS PER SHARE AND TAX RATE EXCLUDING ADJUSTMENTS
UNAUDITED

(in millions, except for per share amounts)	Income before Income Tax (Benefit) Expense and Equity Earnings of Unconsolidated Affiliates, net	Income Tax (Benefit) Expense	Equity Earnings	Non-Controlling Interest	Net Income (Loss) Attributable to Greif, Inc.	Diluted Class A Earnings Per Share	Tax Rate
Three months ended December 31, 2025	$241.6	$58.9	$(0.2)	$6.3	$176.6	$3.00	24.4%
Acquisition and integration related costs	0.7	0.1	—	—	0.6	0.01
Restructuring and other charges	14.2	3.4	—	—	10.8	0.19
Non-cash asset impairment charges	0.2	0.1	—	—	0.1	—
(Gain) loss on disposal of properties, plants and equipment, net	(215.7)	(49.1)	—	—	(166.6)	(2.81)
(Gain) loss on disposal of businesses, net	0.5	0.2	—	—	0.3	0.01
Non-cash pension settlement charges	0.9	0.2	—	—	0.7	0.01
Other costs*	5.5	1.4	—	—	4.1	0.07
Excluding adjustments	$47.9	$15.2	$(0.2)	$6.3	$26.6	$0.48	31.7%

Three months ended December 31, 2024	$17.3	$6.8	$(0.8)	$4.7	$6.6	$0.13	39.3%
Acquisition and integration related costs	2.8	0.7	—	—	2.1	0.04
Restructuring and other charges	3.3	0.8	—	—	2.5	0.04
Non-cash asset impairment charges	0.3	—	—	—	0.3	—
(Gain) loss on disposal of properties, plants and equipment, net	(2.4)	(0.6)	—	—	(1.8)	(0.02)
(Gain) loss on disposal of businesses, net	1.1	0.3	—	—	0.8	0.01
Other costs*	0.3	—	—	—	0.3	—
Excluding adjustments	$22.7	$8.0	$(0.8)	$4.7	$10.8	$0.20	35.2%
*includes fiscal year-end change costs and share-based compensation impact of disposals of businesses
The impact of income tax (benefit) expense and non-controlling interest on each adjustment is calculated based on tax rates and ownership percentages specific to each applicable entity.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET DEBT
UNAUDITED

(in millions)	December 31, 2025	January 31, 2025
Total debt	$944.0	$2,840.2
Cash and cash equivalents	(243.5)	(201.1)
Net debt	$700.5	$2,639.1

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
LEVERAGE RATIO
UNAUDITED

Trailing twelve month Credit Agreement EBITDA (in millions)	Trailing Twelve Months Ended 12/31/2025		Trailing Twelve Months Ended 1/31/2025 (12)
Net income	$1,043.2		$228.8
Plus: Interest expense, net	108.2		148.4
Plus: Non-cash pension settlement charge	0.9		—
Plus: Other (income) expense	11.5		1.4
Plus: Income tax (benefit) expense	487.6		79.9
Plus: Equity earnings of unconsolidated affiliates, net of tax	0.9		(2.9)
Operating profit	$1,652.3		$455.6
Less: Equity earnings of unconsolidated affiliates, net of tax	0.9		(2.9)
Plus: Depreciation, depletion and amortization expense	252.9		267.5
Plus: Acquisition and integration related costs	6.1		18.1
Plus: Restructuring and other charges	76.2		2.4
Plus: Non-cash asset impairment charges	38.1		15.0
Plus: (Gain) loss on disposal of properties, plants and equipment, net	(222.8)		(7.7)
Plus: (Gain) loss on disposal of businesses, net	(1,092.7)		(45.1)
Plus: Other costs*	34.9		3.7
Adjusted EBITDA	$744.1		$712.4
Credit Agreement adjustments to EBITDA(13)	(170.4)		(6.7)
Credit Agreement EBITDA	$573.7		$705.7

Adjusted net debt (in millions)	For the Period Ended 12/31/2025		For the Period Ended 1/31/2025
Total debt	$944.0		$2,840.2
Cash and cash equivalents	(243.5)		(201.1)
Net debt	$700.5		$2,639.1
Credit Agreement adjustments to debt(14)	(32.1)		(80.7)
Adjusted net debt	$668.4		$2,558.4

Leverage ratio(15)	1.2	x	3.6	x
*includes fiscal year-end change costs and share-based compensation impact of disposals of businesses
(12) Represents trailing twelve months amounts as filed in the prior year quarter ended January 31, 2025.
(13)Adjustments to EBITDA are specified by the 2022 Credit Agreement and include certain equity earnings of unconsolidated affiliates, net of tax, certain acquisition savings, deferred financing costs, capitalized interest, income and expense in connection with asset dispositions, and other items.
(14)Adjustments to net debt are specified by the 2022 Credit Agreement and include the European accounts receivable program, letters of credit, and balances for swap contracts and other items.
(15)Leverage ratio is defined as Credit Agreement adjusted net debt divided by Credit Agreement adjusted EBITDA.